Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254027 on Form S-8 and Registration Statement No. 333-251261 on Form S-3 of our report dated January 25, 2022 (which includes an explanatory paragraph regarding Mosaic ImmunoEngineering Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Mosaic ImmunoEngineering Inc. (formerly Patriot Scientific Corporation) and subsidiaries, appearing in this Annual Report on Form 10-K of Mosaic ImmunoEngineering Inc. for the year ended December 31, 2021.

/s/ KMJ Corbin & Company LLP

Irvine, California

January 25, 2022